Exhibit 99.1

IRIDEX Announces 2019 First Quarter Financial Results

MOUNTAIN VIEW, Calif., May 2, 2019 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended March 30, 2019.

First Quarter Highlights

•	Total revenue of $10.6 million, an 11% increase year-over-year
•	Cyclo G6® product revenue of $3.1 million, a 9% increase year-over-year
•	Shipped a record 14,000 Cyclo G6 probes
•	Shipped 114 Cyclo G6 Glaucoma Laser Systems
•	Strong presence at the American Glaucoma Society and World Glaucoma Congress including 22 poster and podium presentations, matching the company’s 2018 total in one quarter

“Our first quarter results were solid, representing strong growth in our Cyclo G6 business and stabilization in the retina business. Importantly, for the first time, we saw sequential Cyclo G6 probe shipment growth from a fourth quarter to first quarter. We believe this trend signals increased probe consumption by existing customers,” said William M. Moore, President and CEO. “Our Cyclo G6 platform continues to garner market share in treating late stage glaucoma patients and I am confident we are the leader in this segment of the market.  Looking ahead, we see significant opportunity to continue to grow our installed base and to drive probe utilization.  Our priorities remain focused on increasing awareness of MicroPulse and our Cyclo G6 platform for the treatment of earlier stage glaucoma, selectively expanding the clinical field team, and introducing new products to increase market share.”

First Quarter 2019 Financial Results

Revenue for the three months ended March 30, 2019 increased 11% to $10.6 million from $9.5 million during the same period of the prior year. The increase in revenue was driven by growth from Cyclo G6 product revenues and complemented by significant growth in retina product revenues.

Gross profit for the first quarter of 2019 was $4.3 million, or 40.2% gross margin, compared to $3.9 million, or 41.2% gross margin, in the same period of the prior year. The decline in gross margin was due primarily to a shift in geographic and product mix.

Operating expenses for the first quarter of 2019 were $7.3 million compared to $7.5 million in the same period of the prior year. This decrease is attributable to lower R&D, and General & Administrative spend and continues to reflect growth investments in expanding the commercial infrastructure.

Loss from operations for the first quarter of 2019 was $3.0 million, compared to loss from operations of $3.6 million for the same period of the prior year.

As of March 30, 2019, we had cash and cash equivalents of $17.2 million. Cash used in the quarter included payment of $1.4 million of accrued 2018 performance bonuses and related payroll taxes.

Guidance for Full Year 2019

IRIDEX reiterated its guidance for the full year 2019 which includes Cyclo G6 probe shipments of 58,000 to 63,000 and Cyclo G6 system shipments of 475 to 525.  Total revenue for the full year is expected to be $43 million to $46 million.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 7287797.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, May 2, 2019 through Friday, May 3, 2019, by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 7287797.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand, utilization and order levels for the Company's products, plans to introduce new products, and the Company’s guidance for fiscal 2019 and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018

Total revenues	$10,595	$9,509
Cost of revenues	6,338	5,587
Gross profit	4,257	3,922

Operating expenses:
Research and development	958	1,104
Sales and marketing	4,091	4,050
General and administrative	2,244	2,385
Total operating expenses	7,293	7,539

Loss from operations	(3,036)	(3,617)
Other (expense) income, net	(6)	18
Loss from operations before provision for income taxes	(3,042)	(3,599)
Provision for income taxes	6	4
Net loss	$(3,048)	$(3,603)

Net loss per share:
Basic	$(0.22)	$(0.31)
Diluted	$(0.22)	$(0.31)

Weighted average shares used in computing net loss per share
Basic	13,630	11,628
Diluted	13,630	11,628

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 30,	December 29	,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$17,175	$21,194
Accounts receivable, net	8,417	9,083
Inventories	8,701	8,794
Prepaid expenses and other current assets	766	547
Total current assets	35,059	39,618
Property and equipment, net	1,112	1,220
Intangible assets, net	96	100
Goodwill	533	533
Operating lease right-of-use assets, net	3,678	-
Other long-term assets	189	201
Total assets	$40,667	$41,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,400	$2,516
Accrued compensation	1,544	2,962
Accrued expenses	2,086	2,763
Accrued warranty	541	622
Deferred revenue	1,742	1,639
Operating lease liabilities	1,334	-
Total current liabilities	9,647	10,502

Long-term liabilities:
Accrued warranty	166	238
Deferred revenue	526	586
Operating lease liabilities	2,868	-
Other long-term liabilities	17	385
Total liabilities	13,224	11,711

Stockholders' equity:
Common stock	145	145
Additional paid-in capital	72,070	71,548
Accumulated other comprehensive income	78	70
Accumulated deficit	(44,850)	(41,802)
Total stockholders' equity	27,443	29,961

Total liabilities and stockholders' equity	$40,667	$41,672